Exhibit (d)(2)

April 6, 2016

PRIVATE & CONFIDENTIAL

Incipio, LLC

6001 Oak Canyon

Irvine, CA 92618

Attention: Mr. Andy Fathollahi

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Incipio, LLC (“you”) of a possible acquisition of all of the capital stock of (a “Possible Transaction”) Skullcandy, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with its subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” (i) with respect to you, shall only include your officers, managers, directors, general partners, employees, outside counsel, accountants, financial advisors and consultants and, subject to (a) receipt of prior written consent of the Company and (b) compliance with Section 2 below, shall also include potential sources of equity or debt financing (and their respective counsel), and (ii) with respect to the Company, shall include its members, directors, shareholders, officers, employees, agents, affiliates, partners, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). The Company hereby provides written consent pursuant to clause (i)(a) above for Goode Partners LLC, Monroe Capital Advisors, LLC and Wells Fargo Bank, N.A. (and each of their respective counsel) to be potential financing sources in connection with the Possible Transaction. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, provided that you had no reasonable basis for concluding that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you do not know or have reason to believe that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information or (iv) is independently acquired or developed by you or your employees or consultants without the benefit of any Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating and consummating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are provided with a copy of this letter agreement and who agree to be bound by the terms hereof. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you and your Representatives will not, directly or indirectly, share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions intended to lead to any such agreement, arrangement or understanding, with any co-investor or source of equity financing or other person (other than the Company and any source of debt financing consented to in the first paragraph of this letter agreement) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of outside legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal or other governmental authority, you or your Representatives may, without liability hereunder, disclose to such tribunal or other governmental authority only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal or other governmental authority; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. In the event that you make a final decision not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly (and in any case within seven (7) days of the Company’s request) deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt (and in any case within seven (7) days of the Company’s request) written confirmation of your compliance with this paragraph; provided, however, that one copy of all Evaluation Material may be kept by your outside counsel for evidentiary purposes. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability hereunder to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates or Representatives (nor any person acting on behalf of or in concert with you or any of your affiliates or Representatives) will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company serving as such as of the date of this letter agreement or at any time during the term of this letter agreement; provided, however, that you may engage in general solicitations for employees in the ordinary course of business and consistent with past practice so long as such solicitations are not directed specifically towards officers or employees of the Company.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof, you hereby represent and warrant to the Company that you, your Representatives, your affiliates, and all persons with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, do not own, in the aggregate, in excess of 5% of the securities of the Company. You agree that, for a period of twelve (12) months from the date of this letter agreement, unless agreed to in writing by the Board of Directors of the Company, neither you nor any of your affiliates or subsidiaries or Representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly (except as contemplated by any definitive agreement entered into by you (or an affiliate) and the Company): (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the

Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to taking any action prohibited by the foregoing. You also agree during such period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

Notwithstanding the foregoing, the provisions of the foregoing paragraph shall no longer be in force and effect if, after the date hereof, (i) any person (A) becomes the beneficial owner of 50% or more of the outstanding equity securities of the Company entitled to vote in the election of the Company’s Board of Directors (“Equity Securities”) or (B) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of more than 50% of the Equity Securities and the Board of Directors of the Company does not, within 10 business days after the commencement of such offer, recommend against stockholders tendering their shares in such offer or (ii) the Company enters into a definitive agreement with a third party to effectuate (A) a sale of assets of the Company representing more than 50% of the consolidated earning power of the Company and its wholly-owned subsidiaries or (B) a transaction not covered by any of the foregoing clauses that, in whole or in part, require the approval of the Company’s stockholders (a “Business Combination”), unless in the case of the Business Combination, it can be determined (based on information publicly available at the time of announcement of the entering into of such agreement) that, immediately following such Business Combination, at least 50% of the Equity Securities of either (1) the corporation resulting from such Business Combination (the “Surviving Corporation”) or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation, will be represented by the Equity Securities that were outstanding immediately prior to such Business Combination (or, if applicable, will be represented by shares into which such Equity Securities were converted pursuant to such Business Combination).

8. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and, until you and the Company have entered into a definitive agreement, to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom. If such court determines (in a judgment not subject to further appeal or for which the time for appeal has expired) that neither you nor any of your Representatives have breached this letter agreement, then the Company will pay your reasonable legal fees incurred in connection with such litigation and any appeal therefrom.

11. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Peter J. Solomon Company and any other Representatives of the Company with whom Peter J. Solomon Company authorizes you to inquire for information. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

18. Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. Term. This letter agreement shall expire upon two (2) years from the date of this Agreement; provided, however, that no such termination shall relieve either Party or any other person from liability relating to any breach of this letter agreement occurring prior to such termination and that Sections 1, 2, 3, 10, 11,12, 13, 17 and 18 of this letter agreement shall survive for a period of three (3) years after the date hereof.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SKULLCANDY, INC.

By:	/s/ Patrick Grosso
Name: Patrick Grosso
Title: CLO

CONFIRMED AND AGREED as of the date written above:

INCIPIO, LLC

By:
Name: Scott Akamine
Title: General Counsel & Secretary

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SKULLCANDY, INC.

By:
Name:
Title:

CONFIRMED AND AGREED as of the date written above:

INCIPIO, LLC

By:	/s/ Scott Akamine
Name: Scott Akamine
Title: General Counsel & Secretary

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